Exhibit 4.2

BUDDY MEDIA, INC.

2007 EQUITY INCENTIVE PLAN

SECTION 1. Purpose; Definitions. The purposes of the Buddy Media, Inc. 2007 Equity Incentive Plan (the “Plan”) are to: (a) enable Buddy Media, Inc. (the “Company”) and its affiliated companies to recruit and retain highly qualified employees, directors and consultants; (b) provide those employees, directors and consultants with an incentive for productivity; and (c) provide those employees, directors and consultants with an opportunity to share in the growth and value of the Company.

For purposes of the Plan, unless otherwise provided by the Board with respect to a particular Award, the following initially capitalized words and phrases will be defined as set forth below, unless the context clearly requires a different meaning:

(a) “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with such Person.

(b) “Award” means a grant of Options, Restricted Stock or Restricted Stock Units pursuant to the provisions of the Plan.

(c) “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time; provided, however, that if the Board appoints a Committee to perform some or all of the Board’s administrative functions hereunder pursuant to Section 2, references in the Plan to the “Board” will be deemed to also refer to that Committee in connection with administrative matters to be performed by that Committee.

(e) “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his or her employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a Disability), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

(f) “Change in Control” means, with respect to any entity: (i) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by stockholders made as part of an underwritten public offering of the common stock of the entity) by stockholders of the entity, in one transaction or a series of related transactions, of more than 50% of the voting power represented by the then outstanding capital stock of the entity to one or more Persons, (ii) the sale of all or substantially all of the assets of the entity (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization), or (iii) the liquidation, dissolution or winding up of the entity.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h) “Committee” means a committee appointed by the Board in accordance with Section 2 of the Plan.

(i) “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

(j) “Director” means a member of the Board.

(k) “Disability” means a condition rendering a Participant Disabled.

(l) “Disabled” with respect to a particular Participant will have the same meaning as set forth in any long-term disability policy or program sponsored by the Company or any Affiliate covering such Participant, as in effect as of the date of such determination, or if no such policy or program shall be in effect, “Disabled” will have the meaning as set forth in Section 22(e)(3) of the Code.

(m) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” of a Share, means, as of any date: (i) the closing price of the Share as reported on the principal nationally recognized stock exchange on which the type of Shares are traded on such date, or if no prices are reported with respect to such Shares on such date, the closing price of the Share on the last preceding date on which there were reported prices of such Shares; or (ii) if the type of Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Share as reported by The Nasdaq Global Market on such date, or if no prices of such Shares are reported on such date, the closing price of the Shares on the last preceding date on which there were reported prices of such Shares; or (iii) if Shares of that type are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange or traded on The Nasdaq Stock Market, the Fair Market Value will be determined in good faith by the Board acting in its discretion using the reasonable application of a reasonable valuation method based on the facts and circumstances existing on the valuation date, which determination will be conclusive.

(o) “Incentive Stock Option” means any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(p) “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the U.S. Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

(q) “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(r) “Option” means any option to purchase Shares (including Restricted Stock, if the Board so determines) granted pursuant to Section 5 hereof.

(s) “Parent” means a “parent corporation” of the Company (or, in the context of Section 15(c) of the Plan, of a successor corporation), whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t) “Participant” means an employee, leased employee, consultant, Director or other service provider of the Company or any of its Affiliates to whom an Award is granted.

(u) “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(v) “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 7 hereof.

(w) “Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 8 hereof.

(x) “Shares” means shares of the Company’s Common Stock, par value $0.0001, subject to substitution or adjustment as provided in Section 3(c) hereof.

(y) “Stockholders Agreement” means the Stockholders Agreement made by and among the Company and certain of its stockholders, as amended from time to time.

(z) “Subsidiary” means, in respect of the Company, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) of the Code.

SECTION 2. Administration.

(a) The Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee to perform some or all of the Board’s administrative functions hereunder; and provided further, that the authority of any Committee appointed pursuant to this Section 2 will be subject to such terms and conditions as the Board may prescribe.

(b) Subject to the requirements of the Company’s by-laws and certificate of incorporation, and any agreement that governs the appointment of Board committees, any Committee established under this Section 2 will be composed of not fewer than two members, each of whom will serve for such period of time as the Board determines. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

(c) Directors who are eligible for Awards or have received Awards may vote on any matters affecting the administration of the Plan or the grant of Awards, except that no such member will act upon the grant of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the grant of Awards to himself or herself.

(d) The Board will have full authority to grant Awards under this Plan. In particular, subject to the terms of the Plan, the Board will have the authority:

(i) to select the persons to whom Awards may from time to time be granted hereunder (consistent with the eligibility conditions set forth in Section 4);

(ii) to determine the type of Award to be granted to any person

(iii) to determine the number and type of Shares, if any, to be covered

(iv) to establish the terms and conditions of each Award Agreement;

(v) to determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(d); and

(vi) to determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant.

(e) The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan.

(f) All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all persons, including the Company, its Affiliates and Participants. No Director or member of the Committee, nor any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3. Shares Subject to the Plan.

(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be subject to Awards under the Plan is Two Million Thirty Seven Thousand Four Hundred Thirty Three (2,037,433) (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification effected after September 6, 2007), all of which may be issued in respect of Incentive Stock Options. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.

(b) Effect of the Expiration or Termination of Awards. If and to the extent that an Option expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Option will again become available for grant under the Plan. Similarly, if and to the extent any Restricted Stock or Restricted Stock Unit is canceled, forfeited or repurchased for any reason, or if any Share is withheld pursuant to Section 11(d) in settlement of a tax withholding obligation associated with an Award, that Share will again become available for grant under the Plan. Finally, if any Share is received in satisfaction of the exercise price payable upon exercise of an Option, that Share will become available for grant under the Plan.

(c) Other Adjustment. Subject to any required action by the shareholders of the Company, the number of Shares of Common Stock covered by each outstanding Option and/or Restricted Stock Unit, and the number of Shares of Restricted Stock outstanding, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Option and/or Restricted Stock Unit, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award hereunder.

(d) Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control of the Company or any of its Affiliates, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Options held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock or Restricted Stock Units held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Option in exchange for a substitute option in a manner consistent with the requirements of Treas. Reg. § 1.424-1(a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock or Restricted Stock Units held by a Participant affected by the Change in Control in exchange for restricted stock of or restricted stock units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted Share on the date of the Change in Control; (vi) cancel any Option held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor; or (vii) cancel any Restricted Stock Unit held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to the Fair Market Value per Share on the date of the Change in Control.

SECTION 4. Eligibility. Employees, Directors, consultants, and other individuals who provide services to the Company or its Affiliates are eligible to be granted Awards under the Plan; provided, however, that only employees of the Company or a Subsidiary are eligible to be granted Incentive Stock Options.

SECTION 5. Options.

(a) Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Any Option granted under the Plan will be in such form as the Board may at the time of such grant approve.

(b) The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) Option Price. The exercise price per Share purchasable under an Option will be not less than 100% of the Fair Market Value of the Share on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary will have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant.

(ii) Option Term. The term of each Option will be fixed by the Board, but no Option will be exercisable more than 10 years after the date the Option is granted.

However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns more than 10% of the voting power of all classes of shares of the Company or of a Subsidiary may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of the Option.

(iii) Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board at the time of grant. If the Board provides, in its discretion, that any Option is exercisable only in installments, the Board may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Board determines, in its sole and absolute discretion.

(iv) Method of Exercise. Subject to the exercisability provisions of Section 5(c), the termination provisions set forth in Section 6 and the applicable Award Agreement, Options may be exercised in whole or in part at any time and from time to time during the term of the Option, by the delivery of written notice of exercise by the Participant to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check, or such other means as the Board may accept. As determined by the Board, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised. No Shares will be issued upon exercise of an Option until full payment therefor has been made. A Participant will not have the right to distributions or dividends or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in Section 11(a) hereof.

(v) Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company or any Parent or Subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(vi) Termination of Service. Unless otherwise specified in the applicable Award Agreement, Options will be subject to the terms of Section 6 with respect to exercise upon or following termination of employment or other service.

(vii) Transferability of Options. Except as may otherwise be specifically determined by the Board with respect to a particular Option: (i) no Option will be transferable by the Participant other than by will or by the laws of descent and distribution; and (ii) all Options will be exercisable during the Participant’s lifetime only by the Participant or, in the event of his or her Disability, by his or her personal representative. Notwithstanding the foregoing, a Non-Qualified Stock Option may be assigned in whole or in part during the Participant’s lifetime to one or more members of the Participant’s family or to a trust established exclusively for the Participant and/or one or more such family members or to Participant’s former spouse, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Non-Qualified Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Board may deem appropriate.

SECTION 6. Termination of Service. Unless otherwise specified with respect to a particular Award, Options granted hereunder will remain exercisable after termination of employment or other service only to the extent specified in this Section 6.

(a) Termination by Reason of Death. If a Participant’s service with the Company or any of its Affiliates terminates by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Board may determine, at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then 12 months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.

(b) Termination by Reason of Disability. If a Participant’s service with the Company or any of its Affiliates terminates by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant or his or her personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then 12 months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.

(c) Cause. If a Participant’s service with the Company or any Affiliate is terminated for Cause: (i) any Option not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(d) Other Termination. If a Participant’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after the time of grant, or (ii) if not specified by the Board, then 90 days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, then upon the expiration of the stated term of such Option.

SECTION 7. Restricted Stock.

(a) Issuance. Restricted Stock may be issued either alone or in conjunction with other Awards. The Board will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards.

(b) Awards and Certificates. The Award Agreement evidencing the grant of any Restricted Stock will contain such terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion. The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. The purchase price for Restricted Stock may, but need not, be zero. A share certificate will be issued in connection with each Award of Restricted Stock. Such certificate will be registered in the name of the Participant receiving the Award, and will bear the following legend and/or any other legend required by this Plan, the Award Agreement, the Stockholders Agreement, if any, or by applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE BUDDY MEDIA, INC. 2007 EQUITY INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN [THE PARTICIPANT] AND BUDDY MEDIA, INC. (WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, CERTAIN TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND FORFEITURE CONDITIONS). COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF BUDDY MEDIA, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Share certificates evidencing Restricted Stock will be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition to any Restricted Stock award, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(c) Restrictions and Conditions. The Restricted Stock awarded pursuant to this Section 7 will be subject to the following restrictions and conditions:

(i) During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Board may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii) Except as provided in this Paragraph (ii) or Section 7(c)(i), once the Participant has been issued a certificate or certificates for Restricted Stock, the Participant will have, with respect to the Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. The Board, in its sole discretion, as determined at the time of award, may permit or require the payment of cash distributions or dividends to be deferred and, if the Board so determines, reinvested in additional Restricted Stock to the extent Shares are available under Section 3 of the Plan. Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(iii) Subject to the applicable provisions of the Award Agreement, if a Participant’s service with the Company and its Affiliates terminates prior to the expiration of the Restriction Period, all of that Participant’s Restricted Stock which then remain subject to forfeiture will then be forfeited automatically.

(iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period (or if and when the restrictions applicable to Restricted Stock lapse pursuant to Sections 3(d)), the certificates for such Shares will be replaced with new certificates, without the restrictive legends described in Section 7(b) applicable to such lapsed restrictions, and such new certificates will be promptly delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

SECTION 8. Restricted Stock Units. Subject to the other terms of the Plan, the Board may grant Restricted Stock Units to eligible individuals and may impose conditions on such units as it may deem appropriate. Each granted Restricted Stock Unit shall be evidenced by an Award Agreement in the form that is approved by the Board and that is not inconsistent with the terms and conditions of the Plan. Each granted Restricted Stock Unit shall entitle the Participant to whom it is granted a distribution from the Company in an amount equal to the Fair Market Value (at the time of the distribution) of one Share. Distributions may be made in cash, Shares or a combination of cash and Shares. All other terms governing Restricted Stock Units, such as vesting, time and form of payment and termination of units shall be set forth in the Award Agreement.

SECTION 9. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time. However, except as otherwise provided in Section 3(d) of the Plan, no amendment, alteration or discontinuation will be made which would adversely effect the rights of a Participant with respect to an Award, without that Participant’s consent, or which, without the approval of such amendment within one year (365 days) of its adoption by the Board, by the Company’s stockholders in a manner consistent with Section 1.422-5 of the Treasury Regulations, would: (i) increase the total number of Shares reserved for the purposes of the Plan (except as otherwise provided in Section 3(c)), or (ii) change the persons or class of persons eligible to receive Awards.

SECTION 10. Unfunded Status of Plan. The Plan is intended to be “unfunded.” With respect to any payments not yet made to a Participant by the Company, nothing contained herein will give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards.

SECTION 11. Substitute Options. In the event that the Company, directly or indirectly, acquires another entity, the Board may authorize the issuance of stock options (“Substitute Options”) to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Board shall determine, taking into account the conditions of Code Section 424(a), as from time to time amended or superceded, in the case of a Substitute Option that is intended to be an Incentive Stock Option. Shares of capital stock underlying Substitute Stock Options shall not constitute Shares issued pursuant to the Plan for any purpose.

SECTION 12. General Provisions.

(a) The Board shall condition any Award upon compliance with applicable securities laws. The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. The certificate evidencing any Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with applicable securities laws. All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other applicable federal or state securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Neither the adoption of the Plan nor the execution of any document in connection with the Plan will (i) confer upon any person any right to continued employment or engagement with the Company or any of its Affiliate, or (ii) interfere in any way with the right of the Company or any Affiliate to terminate the employment of any of its employees at any time.

(d) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Board regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

SECTION 13. Effective Date of Plan. Subject to the approval of the Plan by the Company’s stockholders within 12 months of the Plan’s adoption by the Board, the Plan will become effective on the date that it is adopted by the Board. In the absence of such stockholder approval, any Incentive Stock Option granted prior to the expiration of such 12- month period shall be treated for all purposes as a Non-Qualified Option.

SECTION 14. Term of Plan. The Plan will continue in effect until terminated in accordance with Section 9; provided, however, that no Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the earlier of: (a) the date of the Plan’s adoption by the Board; or (b) the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); but provided further, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond that date.

SECTION 15. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 16. Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws of Delaware or any other jurisdiction.

SECTION 17. Board Action. Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Board or Committee, as the case may be, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:

(a) the Certificate of Incorporation of the Company (as the same may be amended and/or restated from time to time);

(b) the Bylaws of the Company (as the same may be amended and/or restated from time to time); and

(c) any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other persons (as the same may be amended from time to time).

SECTION 18. Notices. Any notice to be given to the Company pursuant to the provisions of the Plan will be given by registered or certified mail, postage prepaid, and, addressed, if to the Company to its Secretary (or such other person as the Company may designate in writing from time to time) at its principal executive office, and, if to a Participant, to the address given beneath his or her or her signature on his or her or her Award Agreement, or at such other address as such Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five (5) days after the date of the mailing (which will be by regular, registered or certified mail). Delivery of a notice by telecopy (with confirmation) will be permitted and will be considered delivery of a notice notwithstanding that it is not an original that is received.

AMENDMENT TO THE

2007 EQUITY INCENTIVE PLAN

OF

BUDDY MEDIA, INC.

This AMENDMENT (this “Amendment”) to the 2007 Equity Incentive Plan, as amended (the “Plan”) of Buddy Media, Inc., a Delaware corporation (the “Company”), is effective as of March 12, 2010.

WITNESSETH:

WHEREAS, Section 9 of the Plan reserves to the Company’s Board of Directors (the “Board”) the right to amend the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan in the manner hereinafter provided subject to approval by the Company’s stockholders.

NOW, THEREFORE, be it effective as of the date of approval by the Company’s shareholders:

1. Amendment to Section 3(a). Section 3(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be subject to Awards under the Plan is Three Million Two Hundred Ninety-Two Thousand and Nine Hundred Thirty-One (3,292,931) (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification), all of which may be issued in respect of Incentive Stock Options. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.”

2. Miscellaneous.

2.1 This Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months after the date this Amendment is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable laws. Notwithstanding any provision in the Plan to the contrary, any exercise of an option granted before the Company has obtained stockholder approval of this Amendment in accordance with this Section 2.1 shall be conditioned upon obtaining such stockholder approval of this Amendment in accordance with this Section 2.1.

2.2 This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

2.3 Except as set forth herein, the Plan shall remain in full force and effect without modification.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned officer hereby certifies that the foregoing Amendment to the Plan was duly adopted and approved by the Board.

Dated: March 12, 2010	BUDDY MEDIA, INC.

/s/ Michael Lazerow
Name: Michael Lazerow
Title: President and CEO

[Signature Page to Buddy Media. Inc. - Amendment to 2007 Equity Incentive Plan]

AMENDMENT NO. 2 TO THE

2007 EQUITY INCENTIVE PLAN OF BUDDY MEDIA, INC.

This AMENDMENT No. 2 (this “Amendment”) to the 2007 Equity Incentive Plan, as amended (the “Plan”) of Buddy Media, Inc., a Delaware corporation (the “Company”), is effective as of August 30, 2010.

WITNESSETH:

WHEREAS, Section 9 of the Plan reserves to the Company’s Board of Directors (the “Board”) the right to amend, alter, or discontinue the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan in the manner hereinafter provided.

NOW, THEREFORE, be it effective as of the date hereof:

1. Deletion of Section 17(c). Section 17(c) of the Plan is deleted in its entirety.

2. Miscellaneous.

2.1 This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

2.2 Except as set forth herein, the Plan shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Company has executed this Amendment as evidence of its adoption by the Company on this 30th day of August, 2010

Buddy Media, Inc.

/s/ Michael Lazerow
By:	Michael Lazerow
Title:	CEO

Witness

/s/ Natalie Stein

AMENDMENT NO. 3 TO THE

2007 EQUITY INCENTIVE PLAN OF BUDDY MEDIA, INC.

This AMENDMENT No. 3 (this “Amendment”) to the 2007 Equity Incentive Plan, as amended (the “Plan”) of Buddy Media, Inc., a Delaware corporation (the “Company”), is effective as of October 12, 2010.

WITNESSETH:

WHEREAS, Section 9 of the Plan reserves to the Company’s Board of Directors (the “Board”) the right to amend, alter, or discontinue the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan to increase the maximum number of shares that may be subject to awards under the plan to by 449,574 to 3,742,505.

NOW, THEREFORE, be it effective as of the date hereof:

1. Amendment of Section 3(a). Section 3(a) of the Plan is hereby amended to read in its entirety as follows.

“(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be subject to Awards under the Plan is Three Million, Seven Hundred Forty-Two Thousand, Five Hundred Five (3,742,505) (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification), all of which may be issued in respect of Incentive Stock Options. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of shares.”

2. Miscellaneous.

2.1 This Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months after the date this Amendment is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable law. Notwithstanding any provision of the Plan to the contrary, any exercise of an option granted before the Company has obtained stockholder approval of this Amendment in accordance with this Section 2.1 shall be conditioned upon obtaining such stockholder approval of this Amendment.

2.2 This Amendment shall be governed by, and -construed in accordance with, the internal laws of the State of Delaware.

2.3 Except as set forth herein, the Plan shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Company has executed this Amendment as evidence of its adoption by the Company on this 12th day of October 2010.

Buddy Media, Inc.

/s/ Natalie Stein
By:	Natalie P. Stein
Title:	Secretary

AMENDMENT NO.4 TO THE

2007 EQUITY INCENTIVE PLAN OF BUDDY MEDIA, INC.

This Amendment No.4 (this “Amendment”) to the 2007 Equity Incentive Plan, as amended (the “Plan”) of Buddy Media, Inc., a Delaware corporation (the “Company”), is effective as of May 11, 2011.

WITNESSETH:

WHEREAS, Section 9 of the Plan reserves to the Company’s Board of Directors (the “Board”) the right to amend, alter, or discontinue the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan to increase the maximum number of shares that may be subject to awards under the Plan by 1,442,627 shares to 5,185,132 shares.

NOW, THEREFORE, be it effective as of the date hereof:

1. Amendment of Section 3(a). Section 3(a) of the Plan is hereby amended to read in its entirety as follows:

“(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be subject to Awards under the Plan is Five Million, One Hundred Eighty-Five Thousand, One Hundred Thirty-Two (5,185,132) shares (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification), all of which may be issued in respect of Incentive Stock Options. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of shares.”

2. Miscellaneous.

2.1 This Amendment shall be subject to approval by the stockholders of the Company within twelve (12) months after the date this Amendment is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable law. Notwithstanding any provision of the Plan to the contrary, any exercise of an option granted before the Company has obtained stockholder approval of this Amendment in accordance with this Section 2.1 shall be conditioned upon obtaining such stockholder approval of this Amendment.

2.2 This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

2.3 Except as set forth herein, the Plan shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Company has executed this Amendment as evidence of its adoption by the Company on this 11 day of May, 2011.

Buddy Media, Inc.

/s/ Natalie Stein
By:	Natalie P. Stein
Title:	Secretary

[Signature Page for Amendment No. 4 to Equity Incentive Plan]

AMENDMENT NO. 5

TO

BUDDY MEDIA, INC.

2007 EQUITY INCENTIVE PLAN

Dated as of August 12, 2011

WHEREAS, Buddy Media, Inc. (the “Company”) sponsors and maintains the Buddy Media, Inc. 2007 Equity Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to Amendment No. 4 to the Plan, dated as of May 11, 2011, the Company reserved 5,185,132 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for issuance under the Plan;

WHEREAS, Section 9 of the Plan reserves to the Company, by resolution of its Board of Directors (the “Board”), the right to amend or alter the Plan from time to time; and

WHEREAS, on August 11, 2011, the Board, and on August 11, 2011, the requisite stockholders of the Company, approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 5,185,132 to 6,185,132 shares.

NOW, THEREFORE, effective as of the date hereof, Section 3(a) of the Plan is hereby amended in its entirety, to read as follows:

“Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be subject to Awards under the Plan is 6,185,132 (as adjusted for any stock split, stock dividend, combination or other recapitalization or reclassification), all of which may be issued in respect of Incentive Stock Options. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Amendment No. 5 to Buddy Media, Inc. 2007 Equity Incentive Plan as evidence of its adoption by the Company as of the date set forth above.

Buddy Media, Inc.

/s/ Natalie Stein
By:	Natalie P. Stein
Title:	Secretary

[Signature Page for Amendment No. 5 to Buddy Media 2007 Equity Incentive Plan]

EXHIBIT A

BUDDY MEDIA, INC. 2007 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Buddy Media, Inc.

Attention:

1.	Exercise of Option. Effective as of today, ___________________, 20__, the undersigned (“Purchaser”) hereby elects to purchase ______________________ shares (the “Shares”) of the Common Stock of Buddy Media, Inc. (the “Company”) under and pursuant to the Buddy Media, Inc. 2007 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement dated _________________, 20__ (the “Option Agreement”). The purchase price for the Shares shall be $______, as required by the Option Agreement. ________________ of the Shares shall represent Shares acquired by reason of the exercise of an Incentive Stock Option and ________________ of the Shares shall represent Shares acquired by reason of the exercise of a Non-Qualified Stock Option.

2. Delivery of Payment and Stockholders Agreement. Purchaser herewith delivers to the Company the full purchase price for the Shares and the applicable Stockholders Agreement, Stock Restriction Agreement or similar such agreement(s) required by the Committee, duly executed by Purchaser.

3. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares covered by the Option, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance.

4. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

5. Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

Submitted by:	Accepted by:

PURCHASER	BUDDY MEDIA, INC.

By:

Print Name	Print Name/Title

Date:	Date:

BUDDY MEDIA, INC.

2007 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Unless otherwise defined herein, the terms used in this Notice of Restricted Stock Unit Award (“Notice of Grant”) shall have the meanings assigned to them in the Company’s 2007 Equity Incentive Plan (the “Plan”).

Name:

Address:

You (“Participant”) have been granted an award under the Plan of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and the attached Restricted Stock Unit Agreement (hereinafter “RSU Agreement”), as follows:

Total Number of RSUs:         (subject to adjustment as provided in the Plan)

Hire Date:

Grant Date:

Expiration Date: The tenth anniversary of the Date of Grant.

Vesting:

The RSUs shall vest (each date on which any portion of the RSUs vest, a “Vesting Date”) upon the later of: (i) the date that on which the applicable Service-Based Condition is satisfied in respect of the RSUs, and (ii) the completion of: (x) an underwritten initial public offering of the equity securities of the Company (or any successor entity) (“IPO”), or (y) a Qualifying Change in Control (as defined below); provided that the Board may, in its sole discretion, accelerate the vesting of all or a portion of the RSUs at any time for any reason (or no reason).

The “Service-Based Condition” will be satisfied with respect to twenty-five percent (25%) of the RSUs on each of the first four (4) anniversaries of the Hire Date; provided that Participant has been continuously employed by or in other continuous service with the Company or its Subsidiaries (“Continuous Service Status”) through each applicable anniversary date. Notwithstanding the preceding sentence, if the application of the foregoing vesting percentage would cause vesting of the RSUs in respect of a fractional Share, then such vesting shall be rounded down to the nearest whole Share and shall cumulate with any other fractional Shares and such fractions shall vest as they aggregate into a whole Share.

For purposes of this RSU Agreement, the term “Qualifying Change in Control” means the consummation of a Change in Control with respect to the Company in which the consideration received by the stockholders of the Company consists solely of (i) shares of capital stock of a publicly traded issuer that are issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) cash or (iii) a combination thereof.

Settlement:

On each Vesting Date, the RSUs that vest shall be settled. Settlement means the delivery to Participant of one Share for each vested RSU (subject to the cash delivery right set forth in the following sentence); provided that, the Board may, in its sole discretion, delay the settlement of any RSU for which the Vesting Date occurs during a Market Standoff Period (as defined in Section 17 of the RSU Agreement) until the earlier of (i) first trading day following the expiration of the Market Standoff Period, or (ii) the 15th day of the third month following the calendar year in which such Vesting Date occurs.

Settlement of vested RSUs shall be in Shares (unless at the time of settlement the Board, in its sole discretion, determines that settlement shall, in whole or in part, be in the form of cash in an amount equal to the Fair Market Value of the Shares that would have otherwise been delivered to Participant). Settlement of vested RSUs shall occur whether or not Participant is in Continuous Service Status at the time of settlement.

Participant understands that his or her employment or consulting relationship with the Company or its Affiliates is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice of Grant, the RSU Agreement or the Plan changes the at-will nature of that relationship. Participant acknowledges that the vesting of the RSUs pursuant to this Notice of Grant is conditioned on the occurrence of a Vesting Date. [PARTICIPANT FURTHER ACKNOWLEDGES THAT THIS GRANT OF RSUs IS IN LIEU OF ANY GRANT OF ANY OTHER FORM OF EQUITY AWARD (INCLUDING, WITHOUT LIMITATION, RESTRICTED STOCK OR STOCK OPTIONS) THAT MAY HAVE BEEN SET FORTH IN ANY EMPLOYMENT OFFER LETTER OR OTHER AGREEMENT BETWEEN THE PARTIES PRECEDING THE DATE OF GRANT SET FORTH ABOVE.] Participant also understands that this Notice of Grant is subject to the terms and conditions of the RSU Agreement and the Plan, both of which are incorporated herein by reference and have been provided to Participant.

PARTICIPANT	BUDDY MEDIA, INC.

BUDDY MEDIA, INC.

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

2007 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, the terms used in this Restricted Stock Unit Agreement (the “Agreement”) shall have the meanings ascribed thereto in the Company’s 2007 Equity Incentive Plan (the “Plan”).

You (“Participant”) have been granted Restricted Stock Units (“RSUs”), which constitute an unfunded, unsecured and contingent right of Participant to receive a number of Shares (or cash) in the future, subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Grant (“Notice of Grant”) and this Agreement.

1. No Stockholder or Dividend Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership interest in the Shares allocated to the RSUs, and shall have no right to receive dividends in respect of such Shares or to vote such Shares.

2. Dividend Equivalents. Dividend equivalents, if any (whether in cash or Shares), shall not be credited to Participant.

3. No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

4. Termination. If Participant’s employment or other service with the Company and its Affiliates terminates for any reason, all RSUs awarded in the Notice of Grant and this Agreement in respect of which the Service-Based Condition (as defined in the Notice of Grant) has not been satisfied as of the date of termination shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate.

5. Acknowledgement. The Company and Participant acknowledge and agree that the RSUs are granted under and governed by the Notice of Grant, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of each of the foregoing documents, (b) represents and warrants that Participant has carefully read and is familiar with their provisions, and (c) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant

6. Withholding of Tax. When the RSUs are settled by the issuance of Shares or cash, the fair market value of the Shares or the amount of cash, as the case may be, shall be treated as income subject to withholding by the Company for income and employment taxes. In order to satisfy its withholding obligation, the Company shall withhold an amount equal to the tax due at settlement from Participant’s other compensation or require Participant to remit to the Company an amount equal to the tax then due. In its sole discretion, the Company may instead withhold a number of Shares with a fair market value (determined on the date the Shares are issued) equal to the minimum amount the Company is then required to withhold for taxes. Participant should consult a personal tax advisor for more information on the actual and potential tax consequences of this RSU.

7. Limitations on Transfer of Shares. In addition to any other limitation on transfer created by applicable securities laws, Participant shall not sell, transfer, assign, pledge, hypothecate, donate, encumber or otherwise dispose of (each a “Transfer”) any interest in the Shares issued pursuant to this Agreement except pursuant to a bona fide offer from a third party in compliance with the provisions below and applicable securities laws.

(a) Right of First Refusal.

(i) Notice Requirement. If Participant proposes to Transfer for cash, cash equivalents or any other form of consideration (including a promissory note) pursuant to a bona fide offer from any third party (the “Transferee(s)”) all or any part of the Shares (the “Offered Shares”), Participant shall first give written notice of the proposed Transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed Transferee(s) and state the number of shares to be Transferred, the price per Share and all other material terms and conditions of the Transfer.

(ii) Company Purchase. For thirty (30) days following its receipt of such Transfer Notice, the Company shall have the right to purchase all or any lesser part of the Offered Shares at the price and upon the terms and conditions set forth in the Transfer Notice. In the event the Company elects to purchase all or any lesser part of the Offered Shares, it shall give written notice of its election to Participant within such thirty (30) day period, and the settlement of the sale on such Offered Shares shall be made as provided below in Section 7(a)(iii) of this Agreement. The Company shall be free to assign its purchase right under this Section 7(a)(ii) to any stockholder or stockholders of the Company or other persons or organizations.

(iii) Settlement. If the Company elects to acquire all or any lesser part of the Offered Shares, the Company shall so notify Participant, and settlement shall be made at the principal office of the Company in cash within sixty (60) days after the Company receives the Transfer Notice; provided, however, if the terms of payment set forth in Participant’s Transfer Notice were other than cash against delivery, the Company may pay for such Offered Shares on the same terms and conditions set forth in the Transfer Notice. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7(a)(vi) of this Agreement shall be controlling, to the extent applicable, regarding any payment due with respect to the Company’s purchase of the Offered Shares and shall not preclude a determination that “settlement” of the Company’s purchase of the Offered Shares has been duly made pursuant to this Section 7(a)(iii) if any payment due Participant is deferred accordingly.

(iv) Sales Free of Restrictions. If the Company does not elect to purchase all of the Offered Shares, Participant may, not sooner than thirty-five (35) or later than one hundred twenty (120) days following delivery of the Transfer Notice, enter into an agreement providing for the closing of the Transfer of the Offered Shares covered by the Transfer Notice within thirty (30) days of the date such agreement is entered into on the same terms and conditions as those described in the Transfer Notice. Any proposed Transfer on different terms and conditions than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any of the Shares, shall again be subject to the right of first refusal of the Company and shall require compliance by Participant with the procedures described in this Section 7.

(v) Exempt Transactions. The following transactions shall be exempt from the provisions of this Section 7:

(1) Participant’s Transfer of any or all of Participant’s Shares, either during Participant’s lifetime or on death by will or the laws of descent and distribution, to one or more members of Participant’s immediate family, to a trust for the exclusive benefit of Participant or such immediate family members, to any other entity owned exclusively by Participant or such immediate family members, or to any combination thereof (each, a “Permitted Transferee”); provided, however, that no Transfers made pursuant to any divorce or separation proceedings or settlements shall be exempt from this Section 7. “Immediate Family” shall mean spouse, children, grandchildren, parents or siblings of Participant, including in each case adoptive relations; or

(2) any Transfer pursuant to a registration statement filed by the Company with the Securities and Exchange Commission.

(vi) Continued Applicability of this Agreement. Notwithstanding anything to the contrary contained elsewhere in this Section 7, except with respect to a Transferee who has received stock pursuant to a Transfer permitted by Section 7(a)(v)(2), any proposed Transferee or Permitted Transferee of Participant shall receive and hold such stock subject to the provisions of this Agreement, and, as a

2

condition of such Transfer, shall deliver to the Company a written instrument confirming that such Transferee shall be bound by all of the terms and conditions of this Agreement. There shall be no subsequent Transfer of such stock except in accordance with this Section 7.

(vii) Company’s Right To Defer Payments. Notwithstanding anything herein to the contrary, no payment shall be made pursuant to this Section 7, or under any promissory note issued by the Company pursuant to this Section 7, that would cause the Company to violate any banking agreement or loan or other financial covenant or cause a default of any senior indebtedness of the Company, regardless of when such agreement, covenant or indebtedness was created, incurred or assumed. Any payment under this Section 7 that would cause such violation or default shall be deferred until, in the sole discretion of the Board, such payment shall no longer cause any such violation or default. Any payment deferred in consequence of the provisions of the preceding sentence shall bear simple interest from the date such payment would otherwise have been made to the date when such payment is actually made, at a rate which is equal to the prime rate of interest published in the Wall Street Journal from time-to-time during the period of such deferral, but in no event shall such rate of interest exceed ten percent (10%) per annum. The Company shall pay interest at the same time as it makes the payment to which such interest relates.

(b) Involuntary Transfer.

(i) Company’s Right to Purchase upon Involuntary Transfer. In the event of any Transfer of all or a portion of the Shares by the record holder thereof, by operation of law or other involuntary Transfer (including death or divorce or pursuant to separation proceedings or settlements, but excluding a transfer to Immediate Family as set forth above), the Company shall have an option to purchase all of the Shares Transferred at the Fair Market Value of the Shares on the date of Transfer. Upon such a Transfer, the person acquiring the Shares shall promptly notify the Secretary of the Company of such Transfer. The right to purchase such Shares shall be provided to the Company for a period of thirty (30) days following receipt by the Company of written notice by the person acquiring the Shares.

(ii) Price for Involuntary Transfer. With respect to any Shares to be Transferred pursuant to subsection (b)(i) above, the price per Share shall be a price set by the Board. The Company shall notify Participant or his or her executor of the price so determined within thirty (30) days after receipt by it of written notice of the Transfer or proposed Transfer of Shares.

(c) Assignment. The Company’s rights under this Section 7 may be assigned in whole or in part to any stockholder or stockholders of the Company or other persons or organizations.

(d) Restrictions Binding on Transferees. All Transferees of Shares or any interest therein shall receive and hold such Shares or interest subject to the provisions of this Agreement. Any Transfer of Shares shall be void unless the provisions of this Agreement are satisfied.

(e) Termination of Rights. The Transfer restrictions and purchase rights provided under this Section 7 shall terminate upon the first sale of Shares to the general public pursuant to an IPO or as otherwise determined by the Company or its successor.

8. Drag-Along Right.

(a) Required Participation and Approval. Notwithstanding anything contained herein to the contrary, if at any time a shareholder of the Company, or group of shareholders, owning a majority or more of the capital stock of the Company (hereinafter, collectively the “Transferring Shareholders”) proposes to enter into any transaction involving a Change in Control that involves the Transfer of capital stock, the Company may require Participant to participate in such Change in Control transaction with

3

respect to all or such number of the Shares issued pursuant to this Agreement as the Company may specify in its discretion, by giving Participant written notice thereof at least ten (10) days in advance of the date of the transaction or the date that tender is required, as the case may be. Upon receipt of such notice, Participant shall tender the specified number of Shares, at the same price and upon the same terms and conditions applicable to the Transferring Shareholders in the transaction or, in the discretion of the acquiror or successor to the Company, upon payment of the purchase price to Participant in immediately available funds. In addition, if at any time the Company and/or any Transferring Shareholders propose to enter into any Change in Control transaction, the Company may require Participant to vote the Shares issued pursuant to this Agreement in favor of such transaction, where approval of the shareholders is required by law or otherwise sought, by giving Participant notice thereof within the time prescribed by law and the Company’s Certificate of Incorporation and By-Laws for giving notice of a meeting of shareholders called for the purpose of approving such transaction. If the Company requires such vote, Participant agrees that he or she will, if requested, deliver his or her proxy to the person designated by the Company to vote the Shares issued pursuant to this Agreement in favor of such Change in Control transaction.

(b) Irrevocable Proxy. Participant hereby constitutes and appoints the Transferring Shareholders, and each of them, with full power of substitution, as proxy of Participant with respect to the matters set forth herein, and hereby authorizes each of them to represent and to vote, if and only if Participant (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of the Shares issued pursuant to this Agreement in favor of approval of any Change in Control pursuant to and in accordance with the terms and provisions of this Section 8 of this Agreement. The proxy granted pursuant to the immediately preceding sentence shall be irrevocable unless and until the first sale of Shares to the general public pursuant to an IPO or as otherwise determined by the Company or its successor.

9. Stockholders Agreement. As a condition of the receipt of Shares pursuant to this Agreement, the Board may require Participant to execute, and become a party to, a stockholders agreement which contains certain restrictions on transferability of the Shares, a right of first refusal in favor of the Company (or its assigns) with respect to the Shares issued and such other terms and conditions (including, without limitation, call rights and drag-along rights) as the Board shall from time to time establish with respect to Shares acquired pursuant to the Plan (a “Stockholders Agreement”).

10. Adjustment of Shares. Notwithstanding anything contained herein to the contrary, in the event of any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, the number of Shares covered by the RSUs shall be proportionately adjusted by the Company to the extent provided by the Plan.

11. U.S. Tax Consequences. Participant acknowledges that there shall be tax consequences upon settlement of the RSUs and/or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition.

12. Compliance with Laws and Regulations. The issuance of Shares shall be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Board may request of Participant for compliance with Applicable Laws) with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer.

13. Investment Purpose. Participant represents and warrants that the RSUs and any and all Shares issued to Participant pursuant to this Agreement will be acquired for investment and not for distribution or resale. Participant agrees not to sell, transfer or otherwise dispose of such Shares unless they are either (a) registered under the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws, or (b) exempt from such registration in the opinion of Company counsel.

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14. Legend on Certificates. The certificates representing the Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan, this Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

16. Entire Agreement; Severability. The Plan and Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof [(including, without limitation, any other form of equity award (such as stock options) that may have been set forth in any employment offer letter or other agreement between the parties)]. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision shall be enforced to the maximum extent possible and the other provisions shall remain fully effective and enforceable.

17. Market Standoff Agreement. Participant agrees that in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, Participant shall not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time from and after the effective date of such registration, but in no event more than six (6) months, as may be requested by such managing underwriters (a “Market Standoff Period”) and subject to all restrictions as the Company or the underwriters may specify. Participant shall enter into any agreement reasonably required by the underwriters to implement the foregoing.

18. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or any of its Affiliates, to terminate the employment or other service of Participant, for any reason, with or without cause.

19. Information. If the Company is relying on an exemption from registration under Section 12(h)-1 of the Exchange Act and such information is required to be provided by such Section 12(h)-1, the Company shall provide the information described in Rules 701(e)(3), (4), and (5) of the Securities Act by a method allowed under Section 12(h)-1 of the Exchange Act in accordance with Section 12(h)-1 of the Exchange Act, provided that Participant agrees to keep the information confidential.

[SIGNATURE PAGE FOLLOWS]

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By your signature and the signature of the Company’s representative on the Notice of Grant, Participant and the Company agree that this RSU is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and this Agreement. Participant has reviewed the Plan, the Notice of Grant and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice of Grant and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to the Plan, the Notice of Grant and this Agreement.

PARTICIPANT	BUDDY MEDIA, INC.

EMPLOYEE STOCK OPTION GRANT AGREEMENT

pursuant to the

BUDDY MEDIA, INC. 2007 EQUITY INCENTIVE PLAN

THIS STOCK OPTION GRANT AGREEMENT (the “Grant Agreement”) is made and entered into by and between Buddy Media, Inc. a Delaware corporation (the “Company”) and the following individual:

Name:	(the “Optionee”)
Address

Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in the Buddy Media, Inc. 2007 Equity Incentive Plan (the “Plan”). The Optionee agrees to be bound by the terms and conditions of the Plan, which are incorporated herein by reference and which control in case of any conflict with this Grant Agreement, except as otherwise specifically provided in the Plan.

The Optionee is granted an Option to purchase Common Stock of the Company, subject in all events to the terms and conditions of the Plan and this Grant Agreement, as follows:

A.	DATE OF GRANT:

B.	TYPE(S) OF OPTION:	☐	Non-Qualified Stock Option.

		☐	Incentive Stock Option.

To the extent designated as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, notwithstanding such designation, if the Optionee becomes eligible in any given year to exercise ISO’s for Shares having a Fair Market Value in excess of $100,000, those Options representing the excess shall be treated as Non-Qualified Stock Options (“NSO’s”). In the previous sentence, “ISO’s” include ISO’s granted under any plan of the Company or any Parent or any Subsidiary. For the purpose of deciding which Options apply to Shares that “exceed” the $100,000 limit, ISO’s shall be taken into account in the same order as granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted. Optionee hereby acknowledges that there is no assurance that the Option will, in fact, be treated as an Incentive Stock Option under Section 422 of the Code.

C. TOTAL SHARES OF COMMON STOCK COVERED BY OPTION:

____________ Shares, as follows:

Number Covered by Incentive Stock Options:

Number Covered by Non-Qualified Stock Options:

D. EXERCISE PRICE OF OPTION: $_______ per Share (the “Exercise Price”).

E. EXPIRATION DATE: The Options awarded hereunder shall expire on the day before the ten (10) year anniversary of the Date of Grant set forth in Section A above.

F. EXERCISE SCHEDULE: Except as otherwise provided in this Grant Agreement, this Option (to the extent not previously exercised) may be exercised, in whole or in part, with respect to the Shares in accordance with the following vesting schedule:

(a) On the first anniversary of the Optionee’s first day of employment with the Company (the “Employment Date”), the Option may be exercised with respect to twenty-five percent (25%) of the Shares subject to such Option; and

(b) On the second anniversary of the Employment Date, the Option may be exercised with respect to an incremental twenty-five percent (25%) of the Shares subject to such Option; and

(c) On the third anniversary of the Employment Date, the Option may be exercised with respect to an incremental twenty-five percent (25%) of the Shares subject to such Option; and

(d) On the fourth anniversary of the Employment Date, the Option may be exercised with respect to remaining twenty-five percent (25%) of the Shares subject to such Option.

To the extent that the Option becomes exercisable, the Shares underlying the Option that become exercisable shall be cumulative and may be exercised in whole or in part (provided that the Company shall not be required to issue fractional shares). Options shall become exercisable pursuant to the foregoing schedule ratably with respect to the number of Shares granted as Incentive Stock Options and Non-Qualified Stock Options, respectively.

Notwithstanding the foregoing, no Shares underlying the Option shall first become exercisable after the date on which the Optionee’s employment or service with the Company terminates for any reason.

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An individual shall not cease to be Service Provider in the case of a leave of absence approved by the Company. For purposes of an Option initially granted as an ISO, if a leave of absence of more than three months precludes such Option from being treated as an ISO under the Code, such Option thereafter shall be treated as an NSO for purposes of the Plan. Unless the Board provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence.

G. EXERCISE OF OPTION FOLLOWING TERMINATION OF SERVICE: This Option shall terminate and be canceled to the extent not exercised within ninety (90) days after the Optionee ceases to be an employee, leased employee, member of the Board of Directors (including an advisory member) or consultant of the Company or any of its Affiliates (“Service Provider”), except that if such cessation is due to the death or Disability of the Optionee, this Option shall terminate and be canceled twelve months after the Optionee ceases to be a Service Provider. Notwithstanding the foregoing, in the event that the Service Provider’s service with the Company or any Affiliate is terminated for “Cause” (as defined in the Plan), then the Option shall immediately terminate on the date of such termination of service and shall not be exercisable for any period following such date. In no event, however, shall this Option be exercised later than the Expiration Date as provided above and in no event shall this Option be exercised for more Shares than the Shares which otherwise have become exercisable as of the date of cessation of status as a Service Provider.

H. COVENANTS AGREEMENT. This Option shall be forfeited in the event that the Optionee breaches any agreement between the Optionee and the Company with respect to noncompetition, nonsolicitation, assignment of inventions and contributions and/or nondisclosure obligations of the Optionee.

I. METHOD OF EXERCISE. This Option is exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) or such other form as the Committee may require, which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Committee. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price for the Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of the fully executed Exercise Notice accompanied by the aggregate Exercise Price. Notwithstanding the foregoing, no Exercised Shares shall be issued unless such exercise and issuance complies with the requirements relating to the administration of stock option plans and other applicable equity plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where stock grants or other applicable equity grants are made under the Plan; assuming such compliance, for income tax purposes the Exercised Shares shall be considered

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transferred to the Optionee on the date the Option is exercised with respect to such Shares.

Exercise of the Option may be conditioned upon the Optionee’s execution of such shareholder and/or investor rights agreement as the Board or the Committee may require. Such agreement may include terms and conditions that provide the Company and/or other shareholders with (i) a right of first refusal with respect to Exercised Shares, (ii) a right of the Company to repurchase Exercised Shares at the Shares’ Fair Market Value (provided that if the Optionee’s service or employment terminates for Cause, then the Company may have the right to repurchase the Exercised Shares at a price that is equal to the lesser of the Fair Market Value of the Exercised Shares or the exercise price paid by the Optionee for such Exercised Shares), (iii) “drag-along” rights in favor of the shareholders owning a majority of Shares of the Company, (iv) “market standoff” or “lock-up” conditions, and (v) such other terms and conditions as the Board or the Committee may require.

J. METHOD OF PAYMENT. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof:

1.	cash;
2.	check; or
3.	such other form of consideration as the Committee shall determine in its discretion, provided that such form of consideration is permitted by the Plan and by applicable law.

Upon exercise of the Option by the Optionee and prior to the delivery of such Exercised Shares, the Company shall have the right to require the Optionee to remit to the Company cash in an amount sufficient to satisfy applicable Federal and state tax withholding requirements.

K. TAX CONSEQUENCES OF OPTION. Some of the federal income tax consequences relating to the grant and exercise of this Option, as of the date of this Option, are set forth below. THE FOLLOWING DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES IS NECESSARILY INCOMPLETE (AS THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE), AND ASSUMES THAT THE EXERCISE PRICE OF THIS OPTION IS NO LESS THAN THE FAIR MARKET VALUE OF THE COMMON STOCK UNDERLYING THE OPTION AT THE DATE OF GRANT. MOREOVER, THIS SUMMARY ONLY ADDRESSES THE FEDERAL INCOME TAX CONSEQUENCES UNDER THE LAWS OF THE UNITED STATES, AND DOES NOT ADDRESS WHETHER AND HOW THE TAX LAWS OF ANY OTHER JURISDICTION MAY APPLY TO THIS OPTION OR TO THE OPTIONEE. ACCORDINGLY, THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF ANY EXERCISED SHARES.

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Circular 230 Disclaimer: Nothing contained in this discussion of certain federal income tax considerations is intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another party any transactions or tax-related matters addressed herein.

1.	Grant of the Option. The grant of an Option generally will not result in the imposition of a tax under the federal income tax laws.

2.	Exercising the Option.

(a) Non-Qualified Stock Option (“NSO”). The Optionee may incur regular federal income tax liability upon exercise of a NSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from the Optionee and pay to the applicable taxing authorities an amount in cash equal to a specified percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) Incentive Stock Option (“ISO”). If this Option qualifies as an ISO, the Optionee will have no regular federal income tax liability upon its exercise, although the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to alternative minimum taxable income for federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise. In the event that the Optionee ceases to be an Employee but remains a Service Provider, any Incentive Stock Option of the Optionee that remains unexercised shall cease to qualify as an Incentive Stock Option and will be treated for tax purposes as a Non-Qualified Stock Option on the date three (3) months and one (1) day following such change of status.

3.	Disposition of Shares.

(a) NSO. Upon disposition of the NSO Shares, the Optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the NSO Shares plus any amount recognized as ordinary income upon exercise of the NSO. If the Optionee holds NSO Shares for at least one year, any gain (or loss) realized on disposition of the NSO Shares will be treated as long-term capital gain (or loss) for federal income tax purposes.

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(b) ISO. If the Optionee holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or within two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the Fair Market Value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.

(c) Notice of Disqualifying Disposition of ISO Shares. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Optionee shall promptly notify the Company in writing of such disposition. The Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Optionee.

4.

Section 409A. Section 409A of the Code (“Section 409A”) imposes certain restrictions on deferred compensation arrangements. Under regulations issued by the IRS to implement the provisions of Section 409A, stock options may be treated as deferred compensation for purposes of Section 409A if the exercise price of the option is less than the fair market value of the underlying stock at the time of grant. Under Section 409A, the recipient of a stock option that fails to comply with Section 409A may recognize ordinary income attributable to such right at the time the option is no longer subject to a substantial risk of forfeiture, and may be subject to a 20% penalty tax and a special interest penalty on such income. If the exercise price of a stock option is determined to be less than the fair market value of a share of the Company’s Common Stock on the date of grant, it is likely that the option or right would not comply with Section 409A. Accordingly, the Company intends to set the exercise price of stock options granted under the Plan at no less than the fair market value of a share of Common Stock on the date of grant. However, the value of a share of Common Stock is uncertain and speculative. While the Board of Directors intends to value the Common Stock using a valuation method that is reasonable and consistent with valuation methods permitted by IRS regulations under Section 409A, the Company can provide no assurance that the IRS will agree with the Company’s determination of value. Thus, any tax obligations arising under Section 409A will be solely

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the responsibility of Optionee. This Option is intended to be excepted from coverage under Section 409A and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without the Optionee’s consent, modify or amend the terms of this Grant Agreement, impose conditions on the timing and effectiveness of the exercise of the Option by Optionee, or take any other action it deems necessary or advisable, to cause the Option to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted).

L. NON-TRANSFERABILITY OF OPTION. Unless otherwise consented to in advance in writing by the Committee, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan and this Grant Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

M. SECURITIES MATTERS. All Shares and Exercised Shares shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law. The Company shall not be obligated to sell or issue any Shares or Exercised Shares pursuant to this Grant Agreement unless, on the date of sale and issuance thereof, such Shares are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or are exempt from registration thereunder.

N. OTHER PLANS. No amounts of income received by the Optionee pursuant to this Grant Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company or its subsidiaries, unless otherwise provided in such plan.

O. NO GUARANTEE OF CONTINUED SERVICE. THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THE RIGHT TO EXERCISE SHARES PURSUANT TO THE EXERCISE SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT WITH THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS GRANT AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE EXERCISE SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR THE EXERCISE PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

P. ENTIRE AGREEMENT; GOVERNING LAW. The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement

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of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This Grant Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Grant Agreement. The Optionee has reviewed the Plan and this Grant Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Agreement and fully understands all provisions of the Plan and this Grant Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Grant Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated herein.

OPTIONEE	BUDDY MEDIA, INC.

By:

Print Name	Print Name/Title

Date:	Date:

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